Exhibit 99(a)

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our Consolidated Financial Statements and Notes, expressed in United States dollars and prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), which generally conform with those principles established in the United States, except as explained in Note 22 to our Consolidated Financial Statements. This discussion contains certain forward-looking statements based on our current expectations. These forward-looking statements entail various risks and uncertainties, as discussed below, which could cause actual results to differ materially from those reflected in these forward-looking statements. Reference is also made to the “Cautionary Statement Regarding Forward-Looking Statements” on the back inside cover of this Report.

Nature of Business

        We are a leading producer of nickel, a hard, malleable metal which, given its properties and wide range of applications, can be found in thousands of products. We are also an important producer of copper, precious metals and cobalt and a major producer of value-added specialty nickel products. Our principal mines and processing operations are located in the Sudbury area of Ontario, the Thompson area of Manitoba and, through a subsidiary in which we have an equity interest of 59 per cent, PT International Nickel Indonesia Tbk (“PT Inco”), on the island of Sulawesi, Indonesia. We have additional wholly-owned metals refineries at Port Colborne, Ontario and in the United Kingdom at Clydach, Wales and Acton, England. We also have interests in nickel refining capacity in Japan, through contractual arrangements with Inco TNC Limited, in which we have an equity interest of 67 per cent, in Taiwan, through Taiwan Nickel Refining Corporation, in which we have an equity interest of 49.9 per cent, and in South Korea, through Korea Nickel Company, in which we have an equity interest of 25 per cent. We also have a 65 per cent equity interest in Jinco Nonferrous Metals Co., Ltd., a company that produces nickel salts for plating and other applications at a plant near Shanghai in the People’s Republic of China (“China”).

        Our business operations consist of our (1) finished products segment, which comprises the mining and processing operations in Ontario and Manitoba, the refining operations in the United Kingdom and interests in the refining operations in Japan and other Asian countries, referred to above, and (2) intermediates segment, which comprises PT Inco’s mining and processing operations in Indonesia, where nickel in matte, an intermediate product, is produced and sold primarily into the Japanese market. In addition, we are currently developing two major new or so-called “greenfield” projects, our 85 per cent-owned Goro nickel-cobalt project in the French Overseas Territory of New Caledonia (“New Caledonia”) and our wholly-owned Voisey’s Bay nickel-copper-cobalt project in the Province of Newfoundland and Labrador, as described under “Risks and Uncertainties-Other Risks and Uncertainties” and “Outlook” below. As noted below under “Goro Project Suspension Costs”, in early December 2002 we initiated a comprehensive review of the Goro project.

        In recent years, sales of our primary metals products were concentrated in the United States, Europe, Japan, elsewhere in Asia, and Canada, with about 60 per cent of our 2002 revenues from nickel derived from sales of our nickel products in Asia.

Nickel Market Overview

        The nickel industry is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply, the acquisition of deposits, and the processing, distribution and marketing of nickel products. The level of production and export of primary nickel and secondary or nickel-containing scrap material from the Russian Federation (“Russia”) as well as other sources of such scrap, together with the continuing relatively limited level of domestic consumption of nickel in Russia since the break-up of the former Soviet Union, has had, and could continue to have, a significant impact on the nickel industry’s supply-demand balance.

        The price of nickel has represented, and is currently expected to continue to represent, the principal determinant of our profitability and cash flow from operations. Accordingly, our financial performance has been, and is expected to continue to be, closely linked to the price of nickel and, to a lesser extent, the price of copper and other primary metals produced by us. We have seen, and expect to continue to see, significant volatility in the price of nickel based upon changes in the supply-demand balance and other related factors which can affect such prices. Since we sell our nickel products in all major geographical markets, the realized prices for our primary nickel and other primary metals products are influenced by both global and regional supply-demand factors and by the availability and prices of secondary or metal-containing scrap material, including nickel-containing scrap generated by the stainless steel industry, and other substitute or competing commodity products for the primary nickel and other metals products produced by us.

      2002

        The nickel market strengthened in 2002 as demand, on a Western World1-plus-China basis, grew by 7.6 per cent during the year to 1,138,000 tonnes despite continued weakness in certain large segments of the global economy. During 2002, growth in industrial production continued in China and rebounded in most major Asian economies, excluding Japan, while economic recovery in the United States, Europe and Japan struggled to take hold.

        The growth in nickel demand was primarily concentrated in the stainless steel sector, the largest end use of primary nickel. Nickel demand growth in this sector increased by almost 10 per cent, driven by an increase in stainless steel production and a decline in the proportion or ratio of nickel-containing stainless steel scrap relative to primary nickel (the nickel which we produce) to the total nickel consumed by stainless steel producers. Stainless steel production increased by 6.4 per cent to approximately 19.8 million tonnes, with growth experienced in all major industrial countries of the world except Japan where production declined slightly. This production growth was particularly strong in the United States, up 20 per cent, driven by the opening of a new 800,000 tonne per year stainless steel production facility in Kentucky and higher production at existing facilities elsewhere in the United States, and in Taiwan, where production increased by 19 per cent as existing facilities operated at near-capacity levels.

        Growth in primary nickel supply2 continued in 2002 as several relatively new or “greenfield” projects located in South America and Australia continued to increase production to their expected design capacities. Primary nickel production on a Western World-plus-China basis increased by 37,000 tonnes to 893,000 tonnes in 2002. Overall primary nickel supply on a Western World-plus-China basis increased to 1,145,000 tonnes (excluding 60,000 tonnes of nickel understood to have been stockpiled in Russia and then exported in 2002 as collateral for a loan made to a Russian nickel producer and, accordingly, not made available to the market). Russian exports (excluding the 60,000 tonnes of nickel referred to above) increased compared with 2001 as it is believed that Russian producers exported all of their available production in 2002 rather than stockpiling a portion of their production. Actual Russian production is believed to have declined in 2002. The overall increase in nickel supply in 2002 came principally from (1) Colombia and Venezuela, where new or “greenfield” projects were completing their ramp-up to their design capacities, (2) Australia, where production increased from the continued ramp-up of one project and higher production from certain existing producers, and (3) Japan, where production in the form of ferronickel rebounded to near-capacity levels.

        The strong growth in nickel demand during 2002 largely offset the growth in nickel production, resulting in an essentially balanced market for 2002 as it is estimated by us that the market reflected a small surplus of approximately 7,000 tonnes. Inventories of nickel on the London Metal Exchange (“LME”), a physical market where various metals, including nickel, can be bought or sold for prompt or future delivery and also representing the principal terminal market for primary nickel in the world, increased slightly during 2002 by 2,784 tonnes, remaining at a relatively low level of 21,972 tonnes at December 31, 2002. As of February 4, 2003, LME inventories were 22,164 tonnes.

1	The world excluding Russia and other members of the former Commonwealth of Independent States (“CIS”), China, Cuba and Eastern Europe given limited available data from these countries and regions.

2	Supply is defined as production of nickel in the Western World and China plus net trade in nickel with the former East Bloc countries (Russia, other former members of the CIS, and Eastern Europe).

        The LME cash nickel price opened the year at $5,680 per tonne ($2.58 per pound) and increased during the first half of 2002 as the economies of certain industrialized countries began to recover from their relatively low fourth quarter 2001 levels, ending the first half of the year at $7,080 per tonne ($3.21 per pound). Prices declined through the third quarter to the mid-$6,000 per tonne level as concern over the pace of economic recovery and uncertainty about a potential war with Iraq adversely affected the nickel markets. Prices increased in the fourth quarter, underpinned by improving fundamentals for nickel, ending the year at $7,100 per tonne ($3.22 per pound). As of February 4, 2003, the LME cash nickel price increased to $8,250 tonne ($3.74 per pound).

        An uncertain global economic environment would be expected to have a significant adverse effect on our business and financial results given the correlation between industrial production and demand for primary nickel and our other products. There can be no assurance that the excess supply situations which have existed historically in the nickel markets will not occur in the future. Any such excess supply condition would have an adverse effect on the prices realized by us for our nickel products. Other international economic trends, expectations of inflation and political events in major nickel producing and consuming countries can also adversely affect nickel prices and the prices of other metals produced by us. These factors are beyond our control and have resulted, and are expected to continue to result, in a high degree of price volatility for nickel and other primary metals produced by us. The table below shows the average annual LME cash nickel price for 2000–2002. There can be no assurance that the price for nickel or other metals produced by us will not decline significantly from current levels. A return to the relatively low price of nickel reflected by the LME cash nickel price which prevailed through most of 1998 and into the first half of 1999 and during a portion of the second half of 2001 would have a material adverse effect on our results of operations, financial condition and liquidity.

      2001

        The nickel market in 2001 was a very challenging one compared with 2000 when total world demand for primary nickel had achieved a record level. Market fundamentals weakened during 2001 as the world’s major economies experienced softness and recessionary conditions intensified in the manufacturing sectors of virtually all of the major industrial countries that are members of the Organization for Economic Cooperation and Development (OECD). This weakness in demand was primarily concentrated within the Western World where nickel demand declined significantly. While there was continued strength in nickel demand in China in 2001, we estimate that there was an overall decline in nickel demand, on a Western World-plus-China basis, of 2.2 per cent to approximately 1,057,000 tonnes.

        Virtually all major applications for nickel were adversely affected by the economic slowdown experienced in the Western World during 2001, including significant weakness in non-stainless applications. Non-ferrous nickel alloys and special powder applications were negatively affected by the substantial decline in electronic and telecommunication applications as manufacturing activity contracted largely in order to liquidate excess inventories that had been built up, particularly in Western World countries. Stainless steel demand was also adversely affected. Stainless steel producers in all major producing countries except Japan responded to the slowdown in demand with production cutbacks in order to prevent an accumulation of finished stainless steel inventory. Western World-plus-China stainless steel production declined by 2.6 per cent to 18.6 million tonnes, following an increase of 8.8 per cent in 2000. Primary nickel consumption in stainless steel applications, however, actually rose, aided by a reduction in the supply of stainless steel scrap to stainless steel producers in the second half of the year.

        Growth in primary nickel supply continued in 2001 as most producers increased production, particularly in the first half of the year. However, with the decline in nickel prices and weak market conditions, a number of production cutbacks were announced over the second half of 2001. Taking into account these production cutbacks, 2001 reflected a net increase in Western World-plus-China primary nickel production of 36,000 tonnes to 856,000 tonnes. The largest sources of this increase in supply were the continued ramping up of certain laterite projects in Australia and the commissioning of new capacity in Venezuela and Colombia. Western World-plus-China supply rose to 1,090,000 tonnes, reflecting increases in net supply from Russia, Cuba and Eastern Europe of 235,000 tonnes.

        Overall, reflecting the decline in demand and increase in supply, the nickel market in 2001 shifted to a surplus position of approximately 20,000 tonnes on a Western World-plus-China basis following the significant deficit positions in the previous two years. Over the year, nickel inventories held by consumers are estimated to have fallen by 13,000 tonnes. Despite the slowdown, LME inventories increased by only 9,510 tonnes, ending the year with a relatively low level of LME inventories of 19,188 tonnes.

        The cash nickel price on the LME opened the year at $6,995 per tonne ($3.17 per pound) and fell during the first quarter, reaching a first half low of $5,830 per tonne ($2.64 per pound) in early April before attempting a rally over the second quarter as the market began to anticipate an early economic recovery. However, with the continuation of a supply surplus in the market and ongoing economic uncertainty, the nickel price again moved lower and reached the year’s low of $4,420 per tonne ($2.00 per pound) in late October. With the aggressive reduction of interest rates in the United States and renewed prospects for an economic recovery, prices for nickel and other non-ferrous metals improved in the fourth quarter. The LME cash nickel price was $5,680 per tonne ($2.58 per pound) as of December 31, 2001.

LME Average Annual Cash Nickel Price for 2000 - 2002
	2002	2001	2000

Per tonne	$ 6,775	$ 5,948	$ 8,642
Per pound	3.07	2.70	3.92

Results of Operations

2002 Compared with 2001

      Earnings Summary

        Our results reflected a net loss of $1,481 million, or $8.27 per common share, in 2002, compared with net earnings of $305 million, or $1.52 per share, in 2001. Results for 2002 included non-cash after-tax asset impairment charges of $1,626 million, or $8.89 per share, to reduce the carrying value of the Voisey’s Bay project and certain other assets, an after-tax charge of $26 million, or 14 cents per share, relating to the temporary suspension of certain development activities and other actions concerning the Goro project, as discussed under “Goro Project Suspension Costs” and “Outlook-Goro Project” below, after-tax interest income of $8 million, or four cents per share, associated with a tax refund and unfavourable non-cash currency translation adjustments of $5 million, or three cents per share. Our 2002 results also reflected higher average realized prices for nickel, increased deliveries of Inco-source nickel and platinum-group metals, higher other income and reduced interest expense, partially offset by lower realized prices for platinum-group metals and higher selling, general and administrative expenses. Our 2001 results included a non-cash deferred tax benefit of $173 million, or 95 cents per share, recorded in the second quarter of 2001, and favourable currency translation adjustments of $39 million, or 22 cents per share, for the year. The tax benefit was due to the revaluation of deferred income tax liabilities for reductions in future tax rates by the Provinces of Ontario and Manitoba.

      Net Sales

        Net sales to customers increased by five per cent in 2002 due to higher realized prices for and deliveries of nickel and higher deliveries of platinum-group metals, partially offset by lower realized prices for platinum-group metals.

        Primary nickel sales increased by 11 per cent in 2002 due to a 10 per cent increase in the average realized price and a one per cent increase in deliveries. Total deliveries of nickel were higher in 2002 due to higher demand for our products, primarily in the stainless steel industry.

        Our nickel deliveries in 2002 represented an estimated 20 per cent share of the world market, compared with 21 per cent in 2001 and 23 per cent in 2000.

        Our price realizations tend to lag LME cash price movements, due primarily to the terms of contractual sales agreements with certain of our customers. We realize a premium over the prevailing LME cash price for our nickel powders and other value-added products. The average realized price for our primary nickel products, including intermediates, was $7,143 per tonne ($3.24 per pound) in 2002, compared with $6,468 per tonne ($2.93 per pound) in 2001. For the January 2-February 4, 2003 period, the LME cash nickel price averaged $7,938 per tonne ($3.60 per pound).

        The price realizations for our nickel and other metals products generally reflect LME or other metal market prices and, over the longer term, depend principally upon the balance between demand for our products in the marketplace relative to supply available from us and our competitors, including for this purpose, secondary or scrap materials containing metals in usable or recyclable form and supplies of other materials which may compete as substitutes. As noted above, the availability of nickel-containing stainless steel scrap, which competes directly with primary nickel as a source of nickel for use in the production of stainless steel, is particularly important to stainless steel primary nickel demand. The scrap ratio, or that portion of total nickel units consumed in the form of nickel-containing scrap by stainless steel producers in the Western World-plus-China, was 45 per cent in 2002, compared with 47 per cent in 2001 and 48 per cent in 2000.

      Realized Prices

        The following table sets forth our average annual realized prices for the years indicated for the metals products we produce and sell:

($ per tonne/per pound)	2002	2001	2000

Primary nickel, including intermed	$ 7,143	$ 6,468	$ 9,007
	3.24	2.93	4.09

Copper	1,629	1,668	1,908
	0.74	0.76	0.87

Cobalt	15,124	23,216	29,475
	6.86	10.53	13.37

($ per troy ounce)

Platinum	$ 545.92	$ 541.27	$ 541.55
Palladium	419.70	711.32	670.04
Rhodium	804.59	1,475.85	1,930.63
Gold	309.17	270.50	278.91
Silver	4.58	4.40	4.99

      Deliveries and Net Sales by Product

        The following table sets forth deliveries and sales of our principal metals products for the years indicated:

	Deliveries (tonnes)	Sales ($ millions)	Deliveries (tonnes)	Sales ($ millions)	Deliveries (tonnes)	Sales ($ millions)

	2002	2002	2001	2001	2000	2000

Primary nickel including
intermediates
- Inco-source	212,247		207,071		199,097
- Purchased	19,343		22,978		60,277

	231,590	$ 1,654	230,049	$ 1,488	259,374	$ 2,336

Copper
- Inco-source	110,019		116,751		115,340
- Purchased	3,097		--		2,685

	113,116	184	116,751	195	118,025	225

Cobalt	1,582	24	1,454	34	1,422	42
Precious metals (thousands
of troy ounces) (1)	2,072	238	2,021	292	1,767	249
Other		61	57	65

Net sales to customer		$ 2,161		$ 2,066		$ 2,917

        (1)_Excludes toll-refined materials.

Copper sales decreased by six per cent in 2002 due to a two per cent decline in our average realized price and a three per cent decline in deliveries. Sales of precious metals decreased by 19 per cent in 2002 due to lower realized prices, partially offset by higher deliveries from increased production.

      Costs and Expenses/Other Income

        The following table sets forth our costs, expenses and other income for the years indicated:

($ millions)	2002	2001	2000

Cost of sales and operating expenses	$ 1,377	$ 1,414	$ 1,774
Depreciation and depletion	255	263	265
Selling, general and administrative	136	111	105
Research and development	17	20	22
Exploration	24	23	23
Currency translation adjustment	5	(39)	(15)
Asset impairment charges	2,415	—	—
Goro project suspension costs	25	—	—
Interest expense	50	56	83
Other income, net	(40)	(13)	(10)
Income and mining taxes	(639)	(84)	226
Minority interest	17	10	44

      Cost of Sales and Operating Expenses

        Cost of sales and operating expenses decreased by $37 million, or three per cent, in 2002. This decrease was primarily due to lower energy costs and lower deliveries of purchased nickel to customers, partially offset by higher employment, supplies and services expenses.

      Depreciation and Depletion

        Depreciation and depletion expenses decreased by three per cent in 2002 primarily due to lower depletion expense at PT Inco resulting from the reduced production attributable to a planned rebuild of a furnace and related facilities. This project is expected to be completed during the first quarter of 2003.

      Selling, General and Administrative

        Selling, general and administrative expenses increased by $25 million in 2002, primarily due to increased staffing, support and other expenses related to the advancement of our Goro and Voisey’s Bay projects, higher accruals for share appreciation rights expense under our stock compensation plans, increased Ontario capital taxes and higher legal fees relating primarily to certain outstanding tax matters and litigation.

      Research and Development

        Research and development expense decreased by $3 million in 2002, primarily due to reduced spending on development of certain nickel products.

      Exploration

        Exploration expense in 2002 was comparable with the level of such expense for 2001.

      Currency Translation Adjustments

        Currency translation adjustments of $5 million in 2002 primarily represented the translation of Canadian dollar denominated liabilities, principally accounts payable, deferred income and mining taxes and post-retirement benefits, into U.S. dollars. The change of $44 million from 2001 was due to a strengthening of the Canadian dollar relative to the U.S. dollar during 2002, whereas in 2001 there was a weakening of the Canadian dollar relative to the U.S. dollar.

      Asset Impairment Charges

        On June 11, 2002, we announced that we would be undertaking a review of the net carrying value of our Voisey’s Bay project in view of the statement of principles entered into with the Government of the Province of Newfoundland and Labrador on that date and other arrangements with key stakeholders that would enable the development of that project to proceed. We had noted on a number of occasions in our public filings and other documents that such events, if and when they were to occur, might require a significant reduction in the carrying value of the Voisey’s Bay project and in the related deferred income and mining tax liability and in shareholders’ equity. This review, which was completed in July 2002, included an analysis of the key assumptions which we utilized in evaluating this net carrying value on a quarter-to-quarter basis relating to a number of important factors, including our best assessment of the expected cash flows from the project, how the development of Voisey’s Bay, taking into account the agreements which have been reached, fits within our overall long-term development plans and updated mining and other cost assumptions. As a result of this review, we recorded a non-cash charge of $1,552 million, net of deferred income and mining taxes of $770 million, in the second quarter of 2002 to reduce the $3,753 million net carrying value of the Voisey’s Bay project to $2,201 million. In 2000, as a result of a change in Canadian GAAP, the deferred income and mining tax liability associated with Voisey’s Bay was increased by $2,222 million and the carrying value of Voisey’s Bay was also increased by this same amount.

        In addition, we recorded a non-cash charge of $61 million, net of income and mining taxes of $15 million, in the second quarter of 2002 to reduce the carrying values of certain plant, equipment and other assets to their estimated net recoverable amounts based on an evaluation of their recoverability. The principal component of this charge related to capitalized exploration and development costs of the Victor Deep exploration project at our Ontario operations that, as a result of the development of the deposits covered by our Voisey’s Bay projects, would probably not be put into production. The balance of this charge consisted primarily of reductions to certain redundant plant, equipment and non-core assets as well as an additional provision for losses relating to certain receivables and other assets arising from our commercial relationships with one of our principal customers that had filed for bankruptcy protection in late March 2002. In the first quarter of 2002, we recorded a non-cash asset impairment charge of $13 million, net of income and mining taxes of $4 million, for losses associated with certain receivables and other assets as a result of this bankruptcy filing.

      Goro Project Suspension Costs

        In early September 2002, the Goro project experienced temporary labour disruptions by personnel associated with certain project construction subcontractors. As a result of these disruptions, a decision was made to curtail certain activities at the project’s site to enable us, contractors, subcontractors and other interested parties to develop procedures to avoid future disruptions. Over the September – November 2002 period, a number of procedures were put in place as part of a phased resumption of certain of the project activities that had been curtailed. During this period, we also initiated an update of the status of certain key aspects of the project, including the necessary permitting, capital cost estimate, project schedule and organization. Work on certain critical parts of the project, including engineering, continued during this update process.

        On December 5, 2002, we announced that we would be undertaking a comprehensive review of the Goro project. This action had been based upon information from the project’s principal firms providing project engineering, procurement and construction management services that we had received that, if confirmed, would indicate an increase in the capital cost for the project in the range of 30 to 45 per cent above the then current capital cost estimate of $1,450 million. As a result of the temporary suspension of certain development activities and other actions which had been taken by year-end 2002 during this review process, we recorded a pre-tax charge of $25 million in the fourth quarter of 2002. This charge comprised $62 million relating to the cancellation or termination of certain outstanding contractual obligations, to accrue for demobilization costs and to reduce the carrying value of certain assets relating to the project, partially offset by currency hedging gains of $37 million on certain forward currency contracts. These contracts, which had been entered into to reduce exposure to exchange rate changes associated with certain planned project expenditures to be incurred in certain currencies, were closed out in early January 2003 since they no longer matched the timing of such expenditures due to their expected deferral as a result of the review being undertaken.

      Interest Expense

        Interest expense excluded capitalized interest of $27 million in 2002 and $13 million in 2001 on debt incurred to finance the development of the Voisey’s Bay and Goro projects. The decrease in interest expense in 2002 was primarily due to lower interest rates on floating rate debt in 2002 relative to 2001 and increased capitalized interest on debt incurred to finance the development of the Voisey’s Bay and Goro projects. Given the increase in debt in 2002, we expect that our interest payments will increase to approximately $100 million in 2003, with approximately $35 million of that amount expected to be expensed and $65 million expected to be capitalized as part of the Goro and Voisey’s Bay projects.

        At December 31, 2002, approximately 27 per cent of our long-term debt reflected interest rates that were subject to periodic adjustments based on market interest rates. Our long-term debt and average effective interest rates at December 31, 2002 are summarized in Note 10 to the Consolidated Financial Statements. Reference is also made to “Cash Flows, Liquidity and Capital Resources-Financing Activities” below.

      Other Income, Net

        Other income increased by $27 million in 2002, primarily due to increased interest income as a result of higher levels of cash and marketable securities in 2002, compared with 2001, interest income of $14 million associated with a tax refund and gains realized from the sales of securities.

      Income and Mining Taxes

        In 2002, the effective income and mining tax rate of relief was 30.4 per cent, compared with 36.4 per cent in 2001. In 2001, income and mining taxes included a deferred tax benefit of $173 million due to the revaluation of deferred income and mining tax liabilities for reductions in future tax rates by the Provinces of Ontario and Manitoba. Excluding this benefit, the effective tax rate in 2002 was lower than the effective rate of 38.4 per cent in 2001. The decrease was primarily due to the impact of the asset impairment charges, a portion of which was not deductible for tax purposes, lower mining taxes and lower foreign tax rate differences, partially offset by lower resource and depletion allowances.

         Minority Interest

        Minority interest of $17 million in 2002 represents principally the respective minority shareholders’ interests in the earnings of PT Inco, Inco TNC Limited and Jinco Nonferrous Metals Co., Ltd. The increase in minority interest in 2002 was due primarily to the higher earnings of PT Inco, partially offset by $6 million relating to the Goro project suspension costs referred to above.

      Nickel Production

        Nickel production increased by one per cent to 209,728 tonnes in 2002 from 207,077 tonnes in 2001. The increase was primarily due to the decision to operate the Ontario operations in 2002 without any planned maintenance shutdown. Nickel production in 2002 was, however, below the planned target of 213,000 tonnes. Nickel production was affected during the second half of 2002 by certain technical problems experienced at the Manitoba operations in blending purchased intermediates from Australia with Manitoba-source ores, including ores with relatively high magnesium oxide (MgO) levels and maintenance and equipment problems at certain mines at the Ontario operations. The maintenance and equipment problems experienced were resolved and technical personnel have continued to work on possible solutions to the blending of ores containing relatively high MgO levels at the Manitoba operations, with a resolution currently anticipated to be implemented during the first half of 2003. Finished nickel inventories were 23,126 tonnes at December 31, 2002, compared with 26,517 tonnes at the end of 2001.

        Production of nickel in matte at PT Inco decreased by five per cent to 59,500 tonnes in 2002, reflecting the planned rebuild of a furnace and related facilities.

      Copper Production

        Copper production decreased by four per cent to 111,787 tonnes in 2002. Copper production in 2002 was below the planned target of 125,000 tonnes. The decline was due to production and mechanical difficulties at the Ontario operations.

      Nickel Unit Production Costs

        Our operating results, in addition to being affected by worldwide market conditions, are influenced by changes in production costs. Unit production costs for nickel are affected principally by the level of costs and expenses, average ore grades, production and productivity. Nickel unit production costs represent the total of all cash costs (such as wages and benefits including pension and other post-retirement benefits, energy, supplies and services) and non-cash costs (such as depreciation and depletion) incurred to produce a unit of nickel. These costs were slightly higher in 2002 relative to 2001.

        Nickel unit cash cost of sales is a key performance measure we use to manage our costs and profitability. Nickel unit cash cost of sales before by-product credits, representing a calculation equal to the total of all cash costs incurred to produce a unit of nickel before the deduction of credits for by-products sold divided by Inco-source nickel deliveries, increased slightly to $3,483 per tonne ($1.58 per pound) in 2002 from $3,439 per tonne ($1.56 per pound) in 2001. This increase was due to higher operating expenses, principally employment, services and supplies expenses, partially offset by lower energy costs at PT Inco due to lower consumption of and prices for fuel oil.

        Nickel unit cash cost of sales after by-product credits, representing a calculation equal to the total of all cash costs incurred to produce a unit of nickel after the deduction of credits for by-products sold divided by Inco-source nickel deliveries, increased by seven per cent to $3,197 per tonne ($1.45 per pound) in 2002 from $2,976 per tonne ($1.35 per pound) in 2001, primarily due to lower realized prices for palladium, copper and cobalt, and higher nickel unit cash cost of sales before by-product credits, partially offset by higher deliveries of precious metals. It is currently expected that at least some of the principal factors which have caused such increases in nickel unit cash cost of sales before and after by-product credits will continue to adversely affect such nickel unit cash costs into 2003 as discussed under “Outlook” below. It is also expected that pension expense will continue to increase in 2003, which is also expected to adversely affect future nickel unit cash costs. As a result of changes in certain assumptions and actual experience of plan assets as well as certain legislative and regulatory requirements referred to under “Cash Flows, Liquidity and Capital Resources” below, we currently expect that pension expense will increase from the 2002 level of $67 million to approximately $100 million in 2003 and, depending upon the future performance of our pension plan assets and other related factors, are also expected to remain at least at that level for the next few years.

      Energy Cost Advantages

        Energy costs are a significant component of production costs in the nickel industry since nickel production is highly energy-intensive, especially in respect of processing lateritic ores. We enjoy relatively low energy costs because of substantial production from our Canadian sulphide ores, which consume only about one-fifth of the energy required to process lateritic ores. In addition, low-cost energy is available from our hydroelectric facilities in Ontario and at PT Inco’s lateritic mining operation in Indonesia, and from purchased hydroelectric power at the Manitoba operations.

        In 2002, our hydroelectric facilities in Ontario generated approximately 19 per cent of the Ontario operations’ electrical requirements, and PT Inco’s 165-megawatt hydroelectric generating facility at Larona and its newer facility at Balambano, which has an average design capacity of 93 megawatts and has operated above that capacity, generated virtually all of PT Inco’s 2002 electrical requirements. In 2002, energy costs at the Canadian operations were approximately 12 per cent of total cash production costs, compared with 31 per cent for PT Inco. The availability of captive hydroelectric power decreased cash energy costs of PT Inco in 2002 by about 47 per cent, compared with about 50 per cent in 2001 and 52 per cent in 2000, relative to the energy costs that would have been incurred had PT Inco been totally energy dependent on fuel oil.

2001 Compared with 2000

      Earnings Summary

        Net earnings were $305 million, or $1.52 per common share, in 2001, compared with $400 million, or $2.06 per share, in 2000. The lower earnings in 2001 reflected significantly lower realized prices for nickel and lower realized prices for copper, partially offset by higher deliveries of Inco-source nickel and platinum-group metals and reduced interest and minority interest expenses. Our 2001 results included a non-cash deferred tax benefit of $173 million, or 95 cents per share, recorded in the second quarter of 2001, and favourable currency translation adjustments of $39 million, or 22 cents per share, for the year. The tax benefit was due to the revaluation of deferred income tax liabilities for reductions in future tax rates by the Provinces of Ontario and Manitoba. Results for 2000 included a non-cash deferred tax benefit of $38 million, or 21 cents per share, resulting from a reduction in future tax rates by the Province of Ontario and favourable currency translation adjustments of $15 million, or 8 cents per share.

      Net Sales

        Net sales to customers decreased by 29 per cent in 2001 due to significantly lower realized prices for and deliveries of nickel and lower realized prices for copper, partially offset by higher deliveries of platinum-group metals.

        Primary nickel sales decreased by 36 per cent in 2001 due to a 28 per cent decline in the average realized price and an 11 per cent decline in deliveries. Total deliveries of nickel were lower in 2001 due to lower deliveries of purchased finished nickel, reflecting lower demand in all markets across the Western World due principally to the weakness experienced in the manufacturing sectors of virtually all of the OECD member countries. However, deliveries of Inco-source nickel increased by four per cent in 2001, reflecting higher production at PT Inco and the Manitoba operations. Deliveries of finished nickel purchased from external sources, used to supplement Inco-source production as required, declined in 2001 as a result of higher Inco-source production in 2001 and lower demand.

        The average realized price for primary nickel products, including intermediates, was $6,468 per tonne ($2.93 per pound) in 2001, compared with $9,007 per tonne ($4.09 per pound) in 2000.

        Copper sales decreased by 13 per cent in 2001 due to a 13 per cent decline in the average realized price and a one per cent decline in deliveries. Sales of precious metals increased by 17 per cent in 2001 due to higher deliveries from increased production.

      Cost of Sales and Operating Expenses

        Cost of sales and operating expenses decreased by $360 million, or 20 per cent, in 2001. This decrease was primarily due to lower deliveries of and prices paid for purchased nickel and the favourable impact on production costs of the weaker Canadian dollar relative to the U.S. dollar, partially offset by slightly higher operating expenses. The Canadian dollar, the currency in which a substantial portion of operating expenses are incurred, weakened against the U.S. dollar by four per cent in 2001, based upon the average exchange rate for the year. The value of the Canadian dollar relative to the U.S. dollar was six per cent lower at year-end 2001 than at year-end 2000.

      Depreciation and Depletion

        Depreciation and depletion expenses of $263 million in 2001 were comparable with $265 million in 2000.

      Selling, General and Administrative

        Selling, general and administrative expenses increased by $6 million in 2001, primarily due to higher expenses related to new projects and higher legal fees.

      Research and Development

        Research and development expense decreased by $2 million in 2001, primarily due to reduced spending on development of certain nickel products.

      Exploration

        Exploration expense in 2001 was comparable with the level of such expense for 2000.

      Currency Translation Adjustments

        Currency translation adjustments of $39 million in 2001 primarily represented the translation of Canadian dollar denominated liabilities, principally accounts payable, deferred income and mining taxes and post-retirement benefits, into U.S. dollars. The increase of $24 million from 2000 was due to the further weakening of the Canadian dollar relative to the U.S. dollar during 2001.

      Interest Expense

        Interest expense excluded capitalized interest of $13 million in 2001 and $15 million in 2000 on debt incurred to finance the acquisition and development of the Voisey’s Bay and Goro projects. The decrease in interest expense in 2001 was primarily due to lower average debt outstanding and lower rates in 2001 relative to 2000.

      Other Income, Net

        Other income increased by $3 million in 2001, primarily due to increased interest income as a result of higher levels of cash and marketable securities in 2001 compared with 2000.

      Income and Mining Taxes

        Income and mining taxes included a deferred tax benefit of $173 million in 2001 due to the revaluation of deferred income and mining tax liabilities for reductions in future tax rates by the Provinces of Ontario and Manitoba. In 2000, income and mining taxes included a deferred tax benefit of $38 million due to the revaluation of deferred income and mining tax liabilities for reductions in future tax rates by the Province of Ontario. In 2001, the effective income and mining tax rate of relief was 36.4 per cent, compared with a tax rate of 33.7 per cent in 2000. The increase was primarily due to the impact of higher tax rate changes on deferred taxes, partially offset by lower mining taxes, resource and depletion allowances, non-deductible currency translation adjustments and foreign tax rate differences.

         Minority Interest

        Minority interest of $10 million in 2001 represents principally the respective minority shareholders’ interests in the earnings of PT Inco, Inco TNC Limited and Jinco Nonferrous Metals Co., Ltd. The decrease in minority interest in 2001 was due primarily to the lower earnings of PT Inco.

      Nickel Production

        Nickel production increased by two per cent to 207,077 tonnes in 2001 from 202,806 tonnes in 2000. The increase was due to higher production from the Manitoba operations and PT Inco, partially offset by lower production from the Ontario operations. Production from the Manitoba operations increased as a result of processing higher volumes of purchased intermediates, as discussed under “Other Risks and Uncertainties-Uncertainty of Production and Capital and Other Cost Estimates” below, and the higher production at PT Inco reflected the continuing ramp-up to design capacity of the expanded processing facilities. The lower production at the Ontario operations was primarily due to the adverse impact of unexpected production disruptions in the third quarter of 2001, which were rectified. Finished nickel inventories were 26,517 tonnes at December 31, 2001, compared with 26,582 tonnes at the end of 2000.

        Production of nickel in matte at PT Inco increased by six per cent to 62,600 tonnes in 2001.

      Copper Production

        Copper production increased by two per cent to 116,255 tonnes in 2001 despite the adverse impact of a fire at a new copper anode refining facility at the Ontario operations in 2001.

      Nickel Unit Production Costs

        Nickel unit production costs were the same in 2001 relative to 2000. Productivity was the same in 2001 as in 2000.

        Nickel unit cash cost of sales before by-product credits increased by five per cent to $3,439 per tonne ($1.56 per pound) in 2001. This increase was principally due to higher operating expenses, partially offset by the favourable effect of the lower Canadian dollar, relative to the U.S. dollar, on production costs. Nickel unit cash cost of sales after by-product credits increased by 10 per cent to $2,976 per tonne ($1.35 per pound) in 2001 primarily due to higher nickel unit cash cost of sales before by-product credits and lower contributions from by-products, principally resulting from lower realized prices for copper and cobalt, partially offset by higher deliveries of precious metals.

Cash Flows, Liquidity and Capital Resources

2002 Compared with 2001

      Operating Activities

        Net cash provided by operating activities was $599 million in 2002, up from $360 million in 2001. This increase was due primarily to higher earnings, excluding asset impairment and other non-cash charges, and higher accounts payable and accrued liabilities and income and mining taxes payable. Net tax refunds totalled $9 million in 2002, compared with net tax payments of $190 million in 2001. As a result of the timing of our normal tax payments, tax payments totalling approximately $100 million are expected to be made by the end of the first quarter of 2003.

($ millions)	2002	2001	2000

Net cash provided by operating activities	$ 599	$ 360	$ 842

        We have had in effect for a number of years defined benefit pension plans principally in Canada, the United States and the United Kingdom. Each of the jurisdictions in which these plans are located has legislation and regulations which, among other statutory requirements, cover the minimum contributions to be made to these plans to meet their potential liabilities as calculated in accordance with such legislation and regulations. Based upon the year-end 2002 values of the assets in those plans that are subject to provincial legislation and regulations in Canada and other factors to be taken into account under such legislative or regulatory requirements, it is currently estimated that we will, in accordance with applicable legislation or regulations, increase our contributions to such plans from the 2002 level of $67 million to approximately $140 million in 2003 and we currently expect that the level of contributions will be in the $110-$120 million range level for 2004 and remain at that level for at least two additional years. The actual increase in such contributions will be determined in accordance with such legislation and regulations, including required actuarial calculations by mid-2003, based upon the value of the assets in such plans, in each case as of December 31, 2002. We have, based upon recent and anticipated future stock market performance and related factors, reduced the return on investment and discount rate assumptions to be used in calculating the level of pension contributions and expenses for these plans.

      Investing Activities

        Net cash used for investing activities increased to $609 million in 2002, compared with $261 million in 2001. The increase was primarily due to higher planned capital expenditures, mainly in respect of the Voisey’s Bay and Goro projects. Reference is made to “Risks and Uncertainties-Capital Requirements and Operating Risks” below for a discussion of our current estimate of 2003 capital expenditures. The following table sets forth our capital expenditures for the years indicated:

($ millions)	2002	2001	2000

Ontario operations	$ 90	$ 97	$ 98
Manitoba operations	32	33	35
PT Inco	42	29	32
Goro project	353	84	39
Voisey's Bay project	73	9	11
Other	10	11	12

Total	$ 600	$ 263	$ 227

      Financing Activities

        Net cash provided by financing activities in 2002 increased to $791 million from $14 million in 2001 principally as a result of the two debt offerings discussed below.

        On May 13, 2002, we issued and sold through an underwritten public offering in the United States $400 million aggregate principal amount of 7.75% notes due 2012. The net cash proceeds of $396 million received from this sale, after commissions and other expenses, are being used to finance certain capital expenditures relating to existing operations and for general corporate purposes, including capital expenditures for development projects.

        On September 23, 2002, we issued and sold through an underwritten public offering in the United States $400 million aggregate principal amount of 7.20% debentures due 2032. The net cash proceeds of $395 million received from this sale, after commissions and other expenses, are being used to fund capital requirements to sustain existing operations and for general corporate purposes, which may include the purchase or redemption of outstanding securities (other than common shares) and funding capital expenditures for development projects.

        Holders of our zero-coupon convertible notes (“LYON Notes”) due March 29, 2021 had a special conversion right, exercisable on April 1, 2002, giving them the right to convert the then accreted value of their LYON Notes (totalling approximately $238 million) into common shares at the then market price of such shares. On April 1, 2002, none of the holders of the LYON Notes elected to exercise their right to convert the LYON Notes into common shares. Subsequent special conversion rights may be exercised on March 29 in each of 2007, 2011 and 2016. If holders were to exercise these rights, we have the right to satisfy this special conversion feature by delivering cash in lieu of common shares and it is our current intention to satisfy any future conversions and the related accreted value of the LYON Notes in cash.

        Preferred dividends totalling $26 million were paid in each of the years 2002 and 2001 on the Series E Preferred Shares in accordance with the terms of those shares. Dividends paid to minority interest shareholders were $1 million in each of 2002 and 2001.

        To provide liquidity for our operations, we maintain committed bank credit facilities aggregating $675 million at December 31, 2002, including one facility entered into by one of our United States subsidiaries. These facilities are provided by a group of banks under separate agreements, the terms of which are substantially the same. Except for three facilities totalling $100 million in commitments, the facilities include revolving commitments of from 364 days to up to five years. The other three facilities totalling $100 million in commitments have only revolving periods which expire either in June 2005 or June 2006. The revolving period of each of the facilities may be extended for an additional 364-day period at the discretion of the respective bank under the particular facility, subject to the approval of lenders representing, in the aggregate, at least 66? per cent of the total aggregate commitments under the facilities, and any amounts outstanding at the maturity of the revolving period are repayable at that time. The revolving periods for the facilities currently expire on dates ranging from June 4, 2003 to June 5, 2007, with $288 million of these facilities expiring on June 4, 2003. While we do not currently expect that we will not be able to renew these facilities when they expire we cannot predict what, if any, changes in the interest rates or other terms and conditions of such facilities might be required to obtain their renewal. The facilities currently bear interest, when drawn, at one per cent over the relevant London Interbank Offered Rate. If a significant portion of these facilities could not be renewed on acceptable terms to us, this development could have a significant adverse effect on our ability to meet our financing requirements for our existing operations and development projects, liquidity, results of operations and financial condition.

        Each facility provides that, so long as advances are outstanding, we will be required to maintain a Tangible Net Worth, as defined, of not less than $1,500 million and a ratio of Consolidated Indebtedness to Tangible Net Worth, as defined, not to exceed 50:50. At December 31, 2002, taking into account the asset impairment charges relating to the reduction in the carrying value of the Voisey’s Bay project and certain other assets and the charge for the Goro project suspension costs referred to above, the Tangible Net Worth was $3,309 million and the ratio of Consolidated Indebtedness to Tangible Net Worth was 31:69. There can be no assurance that future material adverse developments would not result in a breach of these covenants. If we were unable to comply with these covenants, the bank lenders would have the right to declare a default and require all then outstanding loans to be repaid and pursue the various remedies available to them under the bank credit facilities, including declining to make any new loans under such facilities. Any such action by the lenders could materially adversely affect our ability to meet our financing requirements for our existing operations and development projects, and our results of operations, financial condition and liquidity. None of these facilities has any covenant which would require any acceleration or prepayment of outstanding balances if our credit ratings on outstanding debt securities were downgraded or there were a significant decline in our earnings, cash flow or in the price of our publicly traded common shares or other equity securities but a downgrade in rating would increase the interest rate payable on borrowings under the facilities and, conversely, an upgrade in the rating would decrease the interest rate payable on borrowings. The credit rating agencies rate our outstanding debt securities, which were rated as investment-grade as of February 4, 2003, according to standard criteria. These criteria include, among others, profitability, balance sheet and interest coverage ratios, and future business plans and prospects. Accordingly, our credit ratings are dependent upon a number of factors, including the views of the credit rating agencies on the nickel industry’s supply-demand balance and the long-term price of nickel, and our ability to continue to be one of the low-cost producers of primary nickel and generate cash flow from operations. Any significant downgrade in our current credit ratings could have a material adverse effect on our access to the capital markets and the terms under which we can borrow funds on a short-term and long-term basis.

        Our total debt as a percentage of our total debt plus shareholders’ equity as of December 31 for the years indicated is set forth in the following table:

December 31	2002	2001	2000

Total debt as % of total debt plus shareholders' equity	30%	14%	18%

        At December 31, 2002, cash and marketable securities were $1,087 million, up significantly from $306 million at December 31, 2001, reflecting increased net cash provided by operating activities and a significant portion of the aggregate net proceeds of $791 million received from the sales of debt securities in the second and third quarters of 2002. Total debt at December 31, 2002 was $1,643 million, up $803 million from $840 million at the end of 2001, reflecting the two debt offerings in 2002.

        We believe that our level of cash and marketable securities as of December 31, 2002, together with cash provided by operations and available cash proceeds from our unused lines of credit and access to international capital markets, will be more than sufficient to finance our currently anticipated cash requirements in 2003. These requirements include ongoing cash needs as well as the cash required to finance currently planned expenditures on sustaining and other capital projects, including the Voisey’s Bay and Goro projects.

      Long-term Contractual Obligations and Commercial Commitments

        The following table summarizes as of December 31, 2002 certain of our long-term contractual obligations and commercial commitments for each of the next five years and thereafter:

	Payments due in
($ millions)	Total	2003	2004	2005	2006	2007	Thereafter

Long-term debt	$ 1,643	$ 97	$ 263	$ 89	$ 95	$ 10	$ 1,089
Operating leases	67	22	17	12	9	5	2
Purchase
obligations1	288	133	152	3	—	—	—
Other long-term liabilities
and contractual
obligations2	90	1	1	1	2	3	82

Total	$ 2,088	$ 253	$ 433	$ 105	$ 106	$ 18	$ 1,173

(1)	These purchase obligations exclude certain orders to purchase goods and services that are placed in the ordinary course of business.

(2)	These contractual obligations exclude the estimated future closure and decommissioning costs referred to in Note 12 and the estimated future post-retirement benefits obligations referred to in Note 11 to the Consolidated Financial Statements.

        The contractual obligations and commercial commitments set forth in the table above include our commitments for the Goro project, as noted under “Outlook-Goro Project” below, and certain commitments through March 2003 for the Voisey’s Bay project, in each case as of December 31, 2002. Except for these commitments, this table does not include our expected capital expenditures over the next five years and thereafter. We currently estimate that our existing operations require, on an annual basis, in the range of approximately $225-$235 million to continue to sustain their operations, including to meet existing environmental requirements, at the planned production and/or utilization levels for these operations. The total capital expenditures for our Voisey’s Bay and Goro projects will be dependent on a number of factors, including the results of the review process for Goro referred to under “Goro Project Suspension Costs” above, the completion of a bankable feasibility study for the Voisey’s Bay project in March 2003, and, in the case of the Goro project, the availability of certain financing from the French government and the acquisition, as discussed under “Outlook-Goro Project” below, of an interest in Goro by one or more parties.

        There are no significant long-term contractual arrangements with any related parties that create or result in any obligations that are not on an arm’s length, negotiated basis.

        With respect to mandatory redemption requirements over the 2003-2007 period, reference is made to (i) the discussion below relating to the special conversion right holders of the LYON Notes have, (ii) Note 10 to the Consolidated Financial Statements for information on the redemption of certain long-term debt and (iii) Note 14 to the Consolidated Financial Statements for information on the mandatory redemption of the Series E Preferred Shares in August 2006.

      Off-Balance Sheet Financing Arrangements

        Our only significant off-balance sheet financing arrangements, in addition to the derivative instruments referred to under “Risks and Uncertainties” below, involve accounts receivable securitized financing arrangements with unrelated entities under which up to approximately $87 million in eligible receivables may be sold by us to these entities at any time. Under the accounts receivable financing arrangements, a significant deterioration in our credit rating and/or accounts receivable being sold could give the purchaser of such receivables the right not to renew the arrangements. At December 31, 2002, there was a limited recourse liability of $2 million, representing 10 per cent of the aggregate eligible receivable sold in connection with these accounts receivable financing arrangements.

2001 Compared with 2000

      Operating Activities

        Net cash provided by operating activities was $360 million in 2001, down from $842 million in 2000. This decrease was primarily due to lower operating earnings and income and mining taxes payable, partially offset by a decrease in accounts receivable. Tax payments were $190 million in 2001 and $38 million in 2000.

      Investing Activities

        Net cash used for investing activities increased to $261 million in 2001, compared with $217 million in 2000. The increase was primarily due to higher capital expenditures, mainly in respect of the Goro project.

      Financing Activities

        Notwithstanding a decline in net cash provided by operating activities, reflecting lower earnings due to lower nickel demand and reduced nickel prices, and increased capital expenditures in 2001, compared with 2000, net cash flow before financing activities was positive. Net cash provided by financing activities in 2001 was $14 million, compared with net cash used for financing activities of $470 million in 2000.

        On March 29, 2001, we issued and sold, on a bought-deal basis, the 20-year LYON Notes referred to above for gross proceeds of $230 million. The net cash proceeds received from this sale of $226 million, after commissions and other expenses, were used to repay fixed-rate debt and for general corporate purposes, including capital expenditures for the Goro and other development projects. Under Canadian GAAP, the LYON Notes are classified as an equity instrument and not debt. The LYON Notes accrete over 20 years to their value at maturity of $438 million through periodic after-tax charges to retained earnings. Under Canadian GAAP, the LYON Notes are not dilutive for purposes of calculating diluted earnings per share based on our right to, and current intention that we will, eventually meet the redemption and conversion terms of these Notes in cash. The LYON Notes are classified as debt under United States GAAP. Reference is made to Notes 13 and 22 to the Consolidated Financial Statements.

        Preferred dividends totalling $26 million were paid in each of the years 2001 and 2000 on the Series E Preferred Shares in accordance with the terms of those shares. Dividends paid to minority interest shareholders were $1 million in 2001 and $1 million in 2000.

        Total debt at December 31, 2001 was $840 million, down $190 million from $1,030 million at the end of 2000. The decrease in debt in 2001 was due to repayments, primarily from the proceeds of the sale of the LYON Notes as well as regularly scheduled repayments of PT Inco debt.

Risks and Uncertainties

        The following risks and uncertainties, among others, should be considered in evaluating our outlook and future prospects.

Market Risk

        Market risk is the risk of potential economic loss arising from adverse changes in market rates and prices. Given the nature of our business and operations, the areas of highest exposure are nickel prices and, to a lesser extent, the prices of other metals and commodities that we produce or purchase (metals and commodities risk), foreign currency exchange rates (foreign exchange risk) and interest rates (interest rate risk). In the case of metals and commodities risks, we sell our products at prices based on world market prices and purchase fuel oil and other supplies at market prices for these commodities. While prices for our primary nickel and other metals produced are based largely on, and sold in, U.S. dollars, we are subject to foreign exchange risk because we incur a substantial portion of our costs and expenses in currencies other than the U.S. dollar, in particular in the Canadian dollar. We are exposed to additional foreign exchange risk and are also exposed to interest rate risk because we fund our operations and capital expenditures primarily through long-term and short-term borrowings in U.S. dollars. Based upon past movements of certain foreign currency exchange rates and interest rates, as described below and our current expectations of changes in such exchange rates and interest rates for 2003, we believe that the potential near-term impact on future earnings and cash flows with respect to foreign currency and interest rate risks will not have a material impact on our financial condition. The metals and commodity risk relating to nickel and, to a lesser extent, other metals produced by us, given the significance of price realizations to us of such metals, is expected to continue to have a material impact on our results of operations, cash flow and financial condition.

        We have engaged in transactions to reduce the impact of certain of these market risks to which we are exposed to a significant degree on our earnings and cash flows. We have established policies and procedures governing the use of derivative instruments to address certain market risks. These policies and procedures are intended to reduce certain of the uncertainties associated with the market risks specific to our business and operations and reduce the effect of market fluctuations on our earnings and cash flows. We do not use these instruments for trading or speculative purposes. We only use derivative instruments based on an economic analysis of the underlying exposures, anticipating that adverse effects on future earnings and cash flows due to fluctuations in metals and commodities prices, foreign currency exchange rates and interest rates will be offset by proceeds from, and changes in the fair value of, the derivative instruments. We do not, however, hedge our exposure to all market risks and do not hedge our exposure to any market risk in a manner that completely eliminates the effects of changing market conditions on earnings or cash flows.

      Metals and Commodities Risk

        We are subject to metals and commodities risk because we sell our products and purchase fuel oil and other supplies at prices effectively determined through trading on major commodity exchanges, notably the LME and the New York Mercantile Exchange. The prices offered on these exchanges generally reflect the global balance of supply and demand for a particular commodity but are also influenced in the short-term by such factors as investment funds flow, speculative activity and currency exchange rates.

        The price of nickel, our principal product, was the major factor influencing operating earnings and cash flows for the years ended December 31, 2002, 2001 and 2000 and for prior years. Our selling price for primary nickel is generally based on the LME cash nickel price. However, certain of our products are customarily sold at a premium over the LME cash price, particularly special products such as nickel powders and foams. The markets for our products have been, and are expected to continue to be, cyclical in nature and prices are volatile. However, because we are one of the largest producers and marketers of primary nickel in the world, we have chosen, subject to certain limited exceptions, not to hedge or otherwise attempt to mitigate to any significant degree the risk of fluctuations in the price of nickel. We review this policy from time to time and may increase the currently limited use of derivative instruments to reduce such risks in the future. In the case of other metals produced by us, we have from time to time entered into derivative instruments to establish minimum prices. We do enter into LME forward sales and/or purchase contracts to hedge a portion of our exposure to changes in the prices of purchased intermediates and finished nickel and of Inco-source nickel to be delivered to customers at fixed prices three or more months in the future.

        The following table shows our principal derivative instrument positions as of December 31, 2002:

      Principal Derivative Instrument Positions

December 31, 2002	2003	2004	2005	Total

LME Forward Nickel Purchase Contracts
Tonnes	7,158	504	402	8,064
Average price ($ per tonne)	6,314	6,148	5,996	6,288

Palladium Fixed Price Swaps
Troy ounces	15,330	—	9,390	24,720
Average price ($ per troy ounce)	830	—	295	627

Platinum Fixed Price Swaps
Troy ounces	62,400	7,260	—	69,660
Average price ($ per troy ounce)	550	555	—	551

Fuel Oil Fixed Price Swaps
Tonnes	90,000	30,000	—	120,000
Average price ($ per tonne)	118.90	130.02	—	121.68

Currencies
Forward Contracts to purchase:
Cdn.$ (millions)	20	—	—	20
Average price (U.S.$)	0.643	—	—	0.643
Aus.$ (millions)	274	116	—	390
Average price (U.S.$)	0.518	0.522	—	0.519
Euro (millions)	213	60	—	273
Average price (U.S.$)	0.886	0.873	—	0.883

Interest Rate Swap
Notional principal amount ($ millions)	—	—	—	159
(maturity 2022)

        We use fuel oil swap contracts to hedge the effect of energy price changes in respect of a portion of our energy requirements in Indonesia. Under these contracts, we receive or make payments based on the difference between a fixed and floating price for fuel oil.

        Reference is made to Notes 19 and 22 (d) to the Consolidated Financial Statements for information concerning our derivative instruments including how the fair value of such instruments has been determined.

        As we become a significant producer of cobalt once our development projects begin commercial production, we could be affected by the highly competitive market for cobalt that currently exists and is expected to continue to prevail.

      Foreign Exchange Risk

        By virtue of our international operations, we conduct business in a number of foreign currencies other than the U.S. dollar. These exchange rates have varied substantially in the last three years. A substantial portion of our revenue is received in U.S. dollars since the price of nickel and other metals produced are generally referenced in U.S. dollars, while a significant portion of our costs and expenses are incurred in Canadian dollars. Fluctuations in exchange rates between the U.S. dollar and the Canadian dollar and between the U.S. dollar and other currencies will give rise to foreign currency exposure, either favourable or unfavourable, which have materially affected and are expected to continue to impact our future results of operations and financial condition. Our primary foreign exchange risk is to changes in the value of the Canadian dollar relative to the U.S. dollar. We reduce, from time to time, the impact of this risk by entering into forward currency contracts and foreign currency options. However, these activities do not eliminate the potentially significant adverse effect that exchange rate fluctuations could have on our results of operations or financial condition. At the end of 2002, these contracts took the form of forward contracts, which establish a fixed exchange rate for the Canadian dollar, and forward currency contracts that establish a fixed price for the future purchase of certain currencies in connection with the Goro project. The purpose of the Canadian dollar hedging activities is to reduce the risk that the eventual U.S. dollar cash flows relating to a portion of future Canadian production costs will be adversely affected by an appreciation of the Canadian dollar. The purpose of the Euro and Australian dollar forward currency contracts is to hedge a portion of the future construction costs of the planned production facilities for the Goro project in New Caledonia. As discussed under “Goro Project Suspension Costs” above, certain of these contracts were closed out in early 2003.

        We are, to a substantially lesser extent, subject to fluctuations in the value of the Indonesian Rupiah relative to the U.S. dollar from our operations in Indonesia. This reduced impact is due to a significant portion of PT Inco’s costs and revenues being effectively denominated in U.S. dollars. Because of the limited nature of this exposure, we do not customarily hedge the value of the Rupiah against the U.S. dollar and no such financial instruments were in effect at December 31, 2002.

      Interest Rate Risk

        Our exposure to changes in interest rates results from investing and borrowing activities undertaken to manage our liquidity and capital requirements. We generally have used fixed-rate debt to finance long-term investments, while variable-rate debt has been used to meet working capital requirements and related requirements on a more near-term basis. At December 31, 2002, approximately 27 per cent of total debt, or $448 million, was subject to variable interest rates. Based upon the level of floating or variable-rate debt at December 31, 2002, the impact of a 10 per cent change in interest rates, or 14 basis points, would change interest expense by less than $1 million over a full year. At the end of 2002, we had an interest rate swap intended to manage the interest rate risk associated with a portion of our fixed-rate debt. The interest rate swap changes our exposure to interest rate risk by effectively converting a portion of our fixed-rate debt to a floating rate. As noted under “Cash Flows, Liquidity and Capital Resources-2002 Compared with 2001” above, we may be required to raise additional debt in the future and, accordingly, we could be materially adversely affected by changes in interest rates in the future despite any interest rate swaps we then might have in effect.

      Counterparty Risk

        Our interest rate swaps, metals hedging and foreign currency risk management activities expose us to the risk of default by the counterparties to such arrangements. Any such default could have a material adverse effect on our results of operations and financial condition. We do not obtain collateral or other security to support derivative instruments subject to credit risk but mitigate this risk by dealing only with counterparties that we believe to be financially sound and, accordingly, we do not anticipate a loss for non-performance.

Sensitivities

        Our financial results are sensitive to, among other things, changes in prices for nickel and other metals, the Canadian/U.S. dollar exchange rate and interest rates. The financial results are also affected by changes in the Indonesian Rupiah/U.S. dollar exchange rate, but to a lesser extent as PT Inco’s revenues and many of its expenses are denominated in U.S. dollars.

        The following table indicates the approximate full-year impact of our principal market risk exposures on net earnings per share, based on planned 2003 deliveries of Inco-source metals and after taking into consideration the principal derivative instrument positions as of December 31, 2002:

Sensitivities	Change in Amount	Impact on Basic Net Earnings per Share

Realized prices for:
Nickel	$ 880 per tonne	$ 0.54
Copper	220 per tonne	0.09
Cobalt	2,205 per tonne	0.01
Platinum	50 per troy ounce	0.01
Palladium	50 per troy ounce	0.03
Fuel oil	10 per tonne	0.007
Natural gas	0.10 per MM BTU	0.002
U.S.$1.00 per Cdn.$	1 cent	0.11
U.S.$1.00 per Rupiah (per thousand)	1 cent	0.01

        The changes in realized prices noted above reflect approximately 12 per cent of the value of nickel, 14 per cent of the value of copper, 15 per cent of the value of cobalt, 8 per cent of the value of platinum, 21 per cent of the value of palladium, 5 per cent of the value of fuel oil, and 1 per cent of the value of natural gas at the end of 2002. In respect of foreign currency dollar sensitivities, the changes reflect approximately 2 per cent of the value of the U.S. dollar relative to the Canadian dollar and 9 per cent of the value of the U.S. dollar relative to the Rupiah at the end of 2002.

Environmental Risk

        Our operations have been, and may in the future be, affected from time to time in varying degrees by changes in environmental laws and regulations, including those for future removal and site restoration costs. Our policy is to meet or, if possible, surpass environmental standards set by relevant legislation, by the application of technically proven and economically feasible measures. Operating and capital expenditures during 2000 to 2002 relating to our ongoing environmental and reclamation programs and removal and site restoration costs and related details are summarized in Note 12 to the Consolidated Financial Statements.

        Environmental legislation affects nearly all aspects of our operations worldwide. These laws apply to us along with other companies in the mining and metals industry. This type of legislation requires us to obtain operating licenses and imposes standards and controls on activities relating to mining, exploration, development, production, closure and the refining, distribution and marketing of nickel and other metals products. Environmental assessments are required before initiating most new projects or undertaking significant changes to existing operations. In addition to current requirements, it is expected that additional environmental regulations will likely be implemented to protect the environment and quality of life, given issues of sustainable development and other similar requirements which governmental and supragovernmental organizations and other bodies have been pursuing. Some of the issues currently under review by environmental regulatory agencies include (1) further reducing or stabilizing various emissions, including sulphur dioxide and greenhouse gas emissions, (2) mine reclamation and restoration and (3) water, air and soil quality.

        Although the ultimate amount to be incurred is uncertain, the total liability for future removal and site restoration costs in respect of our worldwide operations, to be incurred primarily after cessation of operations, is estimated to be approximately $415 million at December 31, 2002, up from $315 million at December 31, 2001. The increase was primarily due to the inclusion of new estimates for certain sites. In recognition of this future liability, we have recorded annually commencing in 1995 an accounting provision of $10 million for future removal and site restoration costs, which is included in cost of sales and operating expenses. This amount is based upon the estimated remaining lives of our applicable ore reserves and facilities and is in addition to ongoing operating and capital expenditures. The estimate of the total liability for future removal and site restoration costs has been developed from independent environmental studies, which include an evaluation of, among other factors, currently available information with respect to closure plans and closure alternatives, the anticipated method and extent of site restoration using current costs and existing technology, and compliance required by presently enacted laws, regulations and existing industry standards. The total liability for future removal and site restoration costs represents estimated expenditures associated with closure, progressive rehabilitation and post-closure care and maintenance. Potential recoveries of funds from the future sale of assets upon the ultimate closure of operations have not been reflected in the estimate of the total liability or related annual provision. Future changes, if any, to the estimated total liability, as a result of amended requirements, laws, regulations and operating assumptions may be significant and would be recognized prospectively as a change in accounting estimate, when applicable. Environmental laws and regulations are continually evolving in all areas in which we operate.

        Changes made in 2000 to mining regulations in the Province of Ontario have required us to provide letters of credit or other forms of financial security to fund our future reclamation and restoration costs, which are not expected to be incurred for many years, if we were to no longer meet certain minimum investment-grade credit ratings for our outstanding publicly traded debt securities and applicable mine life requirements. Although our debt securities are currently rated investment-grade, they were rated below investment-grade in recent times and there can be no assurance that this situation will not reoccur. If we were not able to maintain the minimum investment-grade credit ratings, it is currently estimated that letters of credit or other forms of financial security associated with the currently estimated costs of the eventual future closure of mines and other facilities in Ontario would have to cover approximately $310 million in such costs. Due to the recent closure of two mines and the pending closure of another mine in Ontario, we were required under such mining regulations to provide surety bonds in the amount of $17 million as of December 31, 2002 to secure closure costs. In addition, we are subject to certain Indonesian regulations, which require us to provide security for the reclamation of land areas that have been mined. In the case of the Manitoba operations, it is expected that, based upon recently enacted regulations in the Province of Manitoba, we will be required to provide some form of financial security for future reclamation and restoration costs. However, it is not currently expected that these costs and related security with respect to the Manitoba and Indonesian operations will be of a material amount. These potential costs might not be incurred until many years in the future. If these requirements for letters of credit or other forms of financial security had to be satisfied, they could have an adverse effect on the amounts available for borrowing under our bank credit facilities.

        In February 2002, the Ontario government issued a control order that requires us to reduce sulphur dioxide emissions by 34 per cent at the Ontario smelting operations by the end of 2006. We are implementing a $76 million investment in fluid bed roaster off-gas scrubbing technology intended to reduce sulphur dioxide emissions to the new levels mandated by this control order by the end of 2006. As part of the control order, we will also be required to (1) reduce ground level concentrations of sulphur dioxide, (2) continue research into the technology and economics of further reductions in sulphur dioxide emissions and (3) report annually to the Ontario Ministry of the Environment and the public on the progress of this research program. The control order calls for a final report on achieving the additional reductions to be submitted by December 31, 2010. We do not currently expect that compliance with the annual sulphur dioxide emission levels from our smelter operations or ground level concentrations levels as set forth in the control order will have any significant effect on our costs, operating procedures or annual production of nickel and other primary metals from the Ontario operations. While we are not able to determine the impact, if any, of significant future changes in regulatory emission limits and other environmental laws and regulations that may be enacted in the future on our results of operations or financial condition or operations due to the uncertainty surrounding the timing and ultimate form that such changes may take, any such changes could have a material adverse effect on our results of operations, financial condition and liquidity.

        Canada signed and ratified the Kyoto Protocol to the United Nations Framework Convention on Climate Change (“Kyoto Protocol”) in December 2002. The Kyoto Protocol calls for significant reductions in the emissions of greenhouse gases, such as carbon dioxide, and nationwide ceilings on such emissions. In November 2002, the federal government of Canada released the “Climate Change Plan for Canada”. The specific requirement of this initiative is also to limit the discharge of carbon dioxide and other greenhouse gases. Neither of these initiatives has as yet established the allocation of restrictions among various sources of greenhouse gases. While the precise impact on our Canadian operations and the operations of others who provide energy or other products or services to us is uncertain at this time, we anticipate that compliance with these initiatives could have a significant adverse effect on our operations and costs.

        In 2002, the Danish Environmental Protection Agency, as part of the authority granted to it under certain environmental regulations of the European Union Commission, published draft risk assessment reports, including certain conclusions concerning potential human health hazards associated with soluble nickel. This Agency determined, based on certain animal studies, that soluble nickel is a reproductive toxin and has proposed certain product labelling requirements as a result of this determination. It has also assessed certain other environmental issues. In addition, based upon these draft reports and taking into account certain studies, this Agency has proposed that soluble nickel be classified under its hazard classification system as a known human carcinogen. Before any such proposed classification could come into effect, a number of regulatory and administrative steps would have to be completed. If this proposed classification were to come into effect as currently proposed, it could result in use restrictions and other requirements which could have a material adverse effect on certain producers and end users of the forms of nickel covered by such classification and on our business, results of operations, financial condition and liquidity.

        Further changes in environmental laws, new information on existing environmental conditions and other events, including legal proceedings brought based upon such conditions or an inability to obtain necessary permits, could require increased accounting reserves or compliance or other expenditures or otherwise have a material adverse effect on our business, results of operations, financial condition and liquidity.

        Other changes in environmental legislation could have a material adverse effect on product demand, product quality and methods of production and distribution. The complexity and breadth of these issues make it difficult to predict their future impact on us. It is anticipated that capital expenditures and operating expenses will increase in the future as a result of the implementation of new and increasingly stringent environmental regulations. Compliance with environmental legislation can require significant expenditures and failure to comply with environmental legislation may result in the imposition of fines and penalties, liability for clean-up costs, damages and the loss of important operating permits. Although we are committed to meeting environmental requirements, there can be no assurance that we will be able at all times to be in compliance with all environmental regulations or that steps to bring us into compliance would not materially adversely affect our business, financial condition or results of operations.

Other Risks and Uncertainties

      PT Inco

        Our investment in PT Inco at book value as of December 31, 2002 was $364 million. Approximately 30 per cent of our 2003 planned total production of primary nickel, including intermediates, is currently expected to come from PT Inco. In 1999, to meet PT Inco’s cash shortfalls attributable principally to the increase in the capital cost of the new hydroelectric facilities which were part of PT Inco’s expansion project, the relatively low nickel prices at that time, and constraints on PT Inco’s production attributable to then reduced hydroelectric power generation caused by below average rainfall, we advanced $88 million in total to PT Inco. PT Inco may experience cash shortfalls in the future, particularly if there were to be a significant decline in primary nickel demand and nickel prices. In the event of such a cash shortfall, we may again conclude that it would be necessary to advance cash to PT Inco in order to meet PT Inco’s cash needs.

        The uncertain political situation in Indonesia, primarily as a result of the economic, social and other issues facing that country, could adversely affect PT Inco’s ability to operate. While there has been no indication that the Government of the Republic of Indonesia is considering currency controls, nationalization of certain properties or facilities or other similar actions, regional and local governmental authorities have sought to take greater control of the development of their resources and these or other political developments, including, but not limited to, the possibility of disruptions to PT Inco’s operations arising out of the actions of non-governmental organizations or community activist groups, could have a material adverse effect on PT Inco’s and, therefore our, nickel production, business, results of operations and financial condition.

      Risks Associated with, and Importance of, Future Low-Cost Nickel Projects

        As part of our goal to be the world’s most profitable nickel producer, we have continued our efforts to develop new low-cost sources of nickel. Following the completion of the PT Inco expansion project in late 1999, we have focused on potential future projects to commercialize the Goro and Voisey’s Bay ore deposits. A number of risks and uncertainties are associated with the development of these projected low-cost sources of nickel and other metals, including political, regulatory, design, construction, operating, technical and technological risks, uncertainties relating to capital and other costs and financing risks and, in the case of Goro, those risks related to possible political uncertainty in New Caledonia.

        In addition to these risks and uncertainties, there are certain issues that have to be resolved to proceed with and complete the commercial development of one or both of these deposits. In the case of Goro, we cannot predict what the outcome of our ongoing comprehensive review of the Goro project, as discussed under “Goro Project Suspension Costs”, will be, including what the updated capital cost estimate for the project and project schedule would be, and the additional effect, if any, that this review could have on our results of operations or financial condition. In the case of Voisey’s Bay, we cannot predict what the results of the bankable feasibility study for the Voisey’s Bay project, currently expected to be completed in March 2003, will be. For both projects, other risks and uncertainties include the timing of receipt of all necessary permits and governmental, regulatory and other approvals, engineering and construction timetables, and the necessary financing plans and arrangements for such projects and, in the case of Goro, the necessary joint venture, partner or similar investment arrangements and other related agreements and arrangements.

        In connection with raising the significant financing which we currently believe will be required for the commercial development of the Goro and Voisey’s Bay deposits, we currently expect that, in order to meet such financing needs, we will be required to borrow additional funds and/or issue additional debt or arrange other forms of financing and/or enter into strategic or other arrangements. There can be no assurance that these issues will be resolved or that we will be able to raise the required funds on acceptable terms when financing is needed for either project. As discussed under “Uncertainty of Production and Capital and Other Cost Estimates” below, while we have certain potential new mine development projects at existing operations in Canada, as well as additional resources that could be developed in Indonesia, in addition to the Voisey’s Bay and Goro projects, if sufficient new low-cost sources of nickel are not developed by us on a timely basis, our overall nickel production, particularly at our Manitoba operations, could decline by 2004, and our unit cost of production could increase significantly with any material decline in mine production from the Canadian operations if such operations were not significantly restructured. These developments could materially adversely affect our business, results of operations, financial condition and liquidity.

        The mine, processing plant and most of the related infrastructure required for development of the Goro and Voisey’s Bay deposits have not yet been constructed and no commercial mining has commenced. Depending on the severity of winter conditions and other factors applicable to the Voisey’s Bay deposit, it is currently estimated that a period of approximately 36 months from site mobilization will be required to complete construction of the required mine, mill and related facilities for such deposit after all necessary approvals and permits have been secured.

        Unforeseen conditions or developments could arise during the construction period for either project which could delay or prevent completion, and/or substantially increase the cost of construction of the necessary facilities and infrastructure to develop the Goro and the Voisey’s Bay deposits. Such events may include, without limitation, shortages of equipment, materials or labour, delays in delivery of equipment or materials, labour disruptions, political events, local or political opposition, civil disturbances, litigation, adverse weather conditions, unanticipated increases in costs, natural disasters, accidents and unforeseen engineering, technical and technological, design, environmental or geological problems. Any delay in construction would delay the production of nickel and other products from the Goro and/or the Voisey’s Bay deposits, and the expected significant source of revenue for us that production from these deposits would represent. Any such delay could also materially adversely impact our business, results of operations, financial condition and liquidity.

        Our Goro project will involve the application of new processing and other technologies and, depending upon the results of the process research and development program we plan to conduct for our Voisey’s Bay project, that project could also utilize new, but not the same as that which has been developed for Goro, processing and other technologies. There can be no assurance that these technologies will be successfully developed and applied on a commercial basis or that the costs associated with and/or the timing of their implementation will not have a material adverse effect on the timing of the start-up of commercial production, the capital and/or operating costs for either or both projects and on other factors impacting the profitability of these projects. These developments could materially adversely impact our business, results of operations, financial condition and liquidity.

      Uncertainty of Production and Capital and Other Cost Estimates

        During 2002, as mine production at our Manitoba operations transitioned from the Thompson Mine to the lower grade Birchtree Mine, we experienced lower mine production. As this transition moves forward, we expect to see declining mine production in Manitoba in 2003 and in future years. We have recently been relying upon, and will continue to rely upon, on an increasing basis, the availability of purchased intermediates to maintain Manitoba’s nickel production at around the 45,000 tonne annual level. While we have entered into agreements and other arrangements to purchase intermediates to maintain Manitoba’s production levels at or near the 45,000 tonne annual level for the next few years, until the Voisey’s Bay project would be producing intermediates in the form of concentrates for further processing at the Manitoba and Ontario operations, if suppliers of the purchased intermediates were to experience production problems or other disruptions, this could have a material adverse effect on our nickel production and results of operations, financial condition and liquidity. While we have certain potential new mine development projects at our existing operations in Canada, if sufficient new low-cost sources of nickel such as our Voisey’s Bay and Goro projects are not developed on a timely basis, our overall nickel production, particularly at our Manitoba operations, could decline by 2006, and our unit cost of production could increase significantly with any material decline in mine production from our Canadian operations if such operations were not significantly restructured. These developments could materially adversely impact our results of operations, financial condition and liquidity.

        The level of production and capital and operating cost estimates relating to the Goro project, the Voisey’s Bay project and other projects of ours, which are used in establishing ore reserve estimates and for determining and obtaining financing and other purposes, are based on certain assumptions and are inherently subject to significant uncertainties. In the case of our Goro project, as discussed under “Goro Project Suspension Costs” above, in December 2002 the principal firms providing project engineering, procurement and construction management services submitted information to us which, if confirmed, would indicate an increase in the capital cost estimate for the project in the range of 30 to 45 per cent above the current capital cost estimate of $1,450 million. That information is currently under review by us but could result in a capital cost estimate substantially higher than the 15 per cent increase in the estimate that we had indicated in the third quarter of 2002 could occur given the then current stage of project procurement and engineering.

        Since no engineering work to any significant degree has been undertaken on the Voisey’s Bay project, the current capital cost estimates for the phases of our Voisey’s Bay project, including the initial phase, have been based upon prefeasibility study estimates and are, accordingly, more preliminary than the current capital cost estimate for our Goro project. Reference is made to “Outlook-Voisey’s Bay Project” below for the prefeasibility study estimates of the capital cost for the initial and subsequent phases of the Voisey’s Bay project. It is very likely that actual results for these projects will differ from our current estimates and assumptions, and these differences may be material. In addition, experience from actual mining or processing operations may identify new or unexpected conditions which could reduce production below, and/or increase capital and/ or operating costs above, our current estimates. If actual results are less favourable than we currently estimate, such results could materially adversely impact our business, results of operations, financial condition and liquidity.

      Governmental Regulations

        In addition to environmental regulations referred to above, the mining and metals industry in Canada operates under federal, provincial and municipal legislation, regulation and intervention by governments in such matters as land tenure, limitations on areas in which mining can be conducted, production rates, income and other taxes and the export of ore and other products, as well as other matters. Our operations in Indonesia, the United Kingdom, New Caledonia and other countries outside Canada are also subject to various environmental and other applicable laws and regulations and governmental interventions, some of which are similar to those in Canada and all of which are subject to change. The mining and metals industry is also subject to regulation and intervention by governments in such matters as control over the development and abandonment of mine sites (including restrictions on production) and possible expropriation or cancellation of contract and mineral rights. Before proceeding with major projects, including significant changes to existing operations, we must obtain regulatory approvals. The regulatory approval process can involve stakeholder consultation, environmental impact assessments and public hearings, among other requirements. In addition, regulatory approvals may be subject to conditions, including the obligation to post security deposits and other financial commitments. Failure to obtain regulatory approvals, or failure to obtain them on a timely basis, could result in delays and abandonment or restructuring of projects and increased costs, all of which could negatively affect our future earnings and cash flow. In addition, such regulations may be changed from time to time in response to economic or political conditions, and the implementation of new regulations or the modification of existing regulations affecting the mining and metals industry could increase our costs and have a material adverse impact on our business, results of operations, financial condition and liquidity.

        There can be no assurance that we will be in compliance with all applicable statutes or regulations at all times or that steps to bring us into compliance would not materially adversely impact our business or financial condition. See “Environmental Risks” above.

      Capital Requirements and Operating Risks

        As discussed under “Cash Flows, Liquidity and Capital Resources-Long-term Contractual Obligations and Commercial Commitments” above, each of our two current principal primary metals business units, the Canadian and United Kingdom operations and PT Inco, has required, and is expected to continue to require, certain levels of investment to sustain their current levels of production. For 2003, as discussed under “Outlook-2003 Planned Capital Expenditures, Production and Nickel Unit Cash Cost of Sales” below, we currently forecast capital expenditures totalling approximately $680 million, covering sustaining capital projects for our current primary metals business units as well as planned expenditures for our Goro and Voisey’s Bay projects and other development projects. This total amount assumes a level of capital expenditures for our Goro project of $260 million, which may be higher or lower depending upon the results of the review process referred to under “Goro Project Suspension Costs” above and other developments, and $185 million for our Voisey’s Bay project, which may be higher or lower depending upon the results of the bankable feasibility study referred to above and other developments. To meet such capital expenditure requirements, we must generate sufficient positive internal cash flow and/or utilize available financing sources.

        In addition, our mining operations and processing and related infrastructure facilities are subject to risks normally encountered in the mining and metals industry. Such risks include, without limitation, environmental hazards, industrial accidents, labour disputes, changes in laws, technical difficulties or failures, late delivery of supplies or equipment, unusual or unexpected geological formations or pressures, cave-ins, pit-wall failures, rock falls, unanticipated ground, grade or water conditions, flooding, periodic or extended interruptions due to the unavailability of materials and force majeure events. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining or processing, losses and possible legal liability. Any prolonged downtime or shutdowns at our mining or processing operations could materially adversely affect our business, results of operations, financial condition and liquidity.

        The wholesale electricity markets in Ontario were deregulated for a portion of 2002 and as a result we experienced fluctuations in some of our electricity costs at the Ontario operations. Depending upon future changes in the regulatory environment for these markets, we could experience future fluctuations in such costs. We have from time to time experienced adverse production and production cost trends at our operations in Canada and elsewhere and could experience similar adverse trends in the future.

      Labour Relations

        Collective agreements with unionized hourly production and maintenance workers at the Ontario operations remain in effect until May 31, 2003 and a three-year collective agreement with the unionized office, clerical and technical employees at the Ontario operations remains in effect until March 31, 2004. On September 15, 2002, a new three-year collective agreement with the unionized workers at the Manitoba operations was successfully negotiated. PT Inco entered into a new two-year collective labour agreement with its union on January 22, 2003. At Goro, we currently have two unions representing some of our employees. Through an employer’s association of which we are the controlling member, we have negotiated a collective agreement covering the construction phase of the Voisey’s Bay project.

        There can be no assurance that we will continue to have a positive relationship with our employees at our operations in Canada and elsewhere or that new collective agreements will be entered into without work interruptions. We could also be adversely affected by labour disruptions involving third parties who may provide us with goods or services at our operations in Canada and elsewhere. For example, as discussed under “Goro Project Suspension Costs” above, the Goro project experienced labour disruptions by personnel associated with certain subcontractors in early September 2002. Any lengthy work interruptions could materially adversely affect the timing of completion and the cost of the project, as well as our business, results of operations, financial condition and liquidity.

      Uncertainty of Ore Reserve Estimates

        Our reported ore reserves as of December 31, 2002 are estimated quantities of proven and probable ore that, under present and anticipated conditions, can be legally and economically mined and processed by the extraction of their mineral content. We determine the amount of our ore reserves in accordance with the requirements of the applicable securities regulatory authorities and established industry practices. The volume and grade of reserves actually recovered and rates of production from our present ore reserves may be less than geological measurements of the reserves. Furthermore, market price fluctuations in nickel, other metals and exchange rates, and changes in operating and capital costs may in the future render certain ore reserves uneconomic to mine and result in significant reductions in our reported estimates of proven and probable ore reserves.

        No assurance can be given that the indicated amount of ore will be recovered or that it will be recovered at the rates anticipated by us. Our reserve estimates are based on limited sampling and, consequently, are uncertain because the samples may not be representative of the entire orebody. As more knowledge and understanding of the orebody is obtained, the reserve estimates may change significantly, either positively or negatively.

Critical Accounting Policies

        Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Our estimates are based upon historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The results of our ongoing evaluation of these estimates form the basis for making judgments about the carrying value of assets and liabilities and the reported amounts for revenues and expenses. Actual results may differ from these estimates under different assumptions. These estimates and assumptions are affected by management’s application of accounting policies. Our critical accounting policies are those that affect our Consolidated Financial Statements materially and involve a significant level of judgment by us. A summary of the significant accounting policies, including critical accounting policies, is set forth in Note 1 to the Consolidated Financial Statements. Our critical accounting policies include accounting for the impairment of property, plant and equipment, accounting for income and mining taxes and accounting for post-retirement benefits.

      Property, Plant and Equipment

        We review and evaluate our property, plant and equipment and other assets for impairment when events or changes in economic and other circumstances indicate that the carrying value of such assets may not be fully recoverable. The net recoverable value of an asset is calculated by estimating undiscounted future net cash flows from the asset together with the asset’s residual value. Future net cash flows are developed using assumptions that reflect the planned course of action for an asset given our best estimate of the most probable set of economic conditions. Evaluation of the future cash flows from major development projects such as the Voisey’s Bay and Goro projects entails a number of assumptions regarding project scope, the timing, receipt and terms of regulatory approvals, estimates of future metals prices, estimates of the ultimate size of the deposits, ore grades and recoverability, timing of commercial production, commercial viability of new technological processes, production volumes, operating and capital costs, and foreign currency exchange rates. Inherent in these assumptions are significant risks and uncertainties. In our view, based on assumptions, which we believe to be reasonable, a reduction in the carrying value of our major development projects is not required at December 31, 2002. It is possible that events or changes in future economic conditions and other circumstances, and the resulting adverse impact on some or all of these assumptions, may require a significant reduction in the carrying value of our major development projects, in the related deferred income and mining tax liability and in shareholders’ equity. Additional information regarding our accounting for property, plant and equipment is contained in Note 9 to the Consolidated Financial Statements.

      Income and Mining Taxes

        The provision or relief for income and mining taxes is calculated based on the expected tax treatment of transactions recorded in the Consolidated Financial Statements. The objectives of accounting for income and mining taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Consolidated Financial Statements or tax returns. In determining both the current and future components of income and mining taxes, we interpret tax legislation in a variety of jurisdictions as well as make assumptions about the expected timing of the reversal of future tax assets and liabilities. If our interpretations differ from those of tax authorities or if the timing of reversals is not as anticipated, the provision or relief for income and mining taxes could increase or decrease in future periods. Additional information regarding our accounting for income and mining taxes is contained in Note 6 to the Consolidated Financial Statements.

      Post-Retirement Benefits

        The cost of providing benefits through defined benefit pension plans and post-retirement benefits other than pensions is actuarially determined. Costs and obligations are dependent upon our assumptions related to future events that are used by actuaries in calculating such amounts. These assumptions include discount rates, the expected return on plan assets, the rate of future compensation increases and health care cost trend rates. In addition, our actuarial consultants utilize subjective factors such as withdrawal and mortality rates to determine these factors. The assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. Significant differences in actual experience or significant changes in assumptions could materially affect the amount of post-retirements benefit expense and related liabilities. Additional information regarding our accounting for post-retirement benefits is contained in Note 11 to the Consolidated Financial Statements.

Accounting Changes in 2001

        Effective January 1, 2001, we adopted, retroactively as a change in accounting policy, a new accounting standard of the Canadian Institute of Chartered Accountants (CICA) in respect of earnings per share. This new standard, which is consistent with United States GAAP, changed the method in which diluted earnings per share are calculated. The effect of this change is described in Note 2 to the Consolidated Financial Statements.

        Also effective January 1, 2001, we adopted, retroactively as a change in accounting policy, a new accounting standard of the CICA in respect of stock-based compensation and other stock-based payments. This new standard, which substantially conforms to United States GAAP, requires either the recognition of a compensation expense for grants of stock, stock options and other equity instruments to employees or, alternatively, the disclosure of pro forma net earnings and earnings per share data as if stock-based compensation had been recognized in earnings. The effect of this change is described in Note 2 to the Consolidated Financial Statements.

        Also effective January 1, 2001, we adopted, retroactively, a new accounting standard of the CICA in respect of interim financial statements. As a consequence, we changed our accounting policy, for interim reporting purposes only, in connection with the timing of recognizing the costs associated with planned annual shutdown of operations for maintenance. Previously, these costs were expensed evenly over the year whereas under the new standard such costs are expensed in the period in which they are incurred. The effect of this change is described in Note 2 to the Consolidated Financial Statements.

        We also adopted, for United States reporting purposes, certain United States standards relating to accounting for derivative instruments and hedging activities effective January 1, 2001. The effect of adopting these standards is described in Note 22 to the Consolidated Financial Statements.

Accounting Changes in 2002

        Effective January 1, 2002, we adopted a new standard of the CICA in respect of foreign currency translation, which conforms substantially to United States GAAP, that eliminates the deferral and amortization of currency translation adjustments related to long-term monetary items with a fixed and ascertainable life. The effect of adopting this standard is described in Note 2 to the Consolidated Financial Statements.

        Effective January 1, 2002, we adopted new standards of the CICA in respect of business combinations and goodwill for Canadian reporting purposes. These standards conform substantially to new United States standards, which we also adopted for United States reporting purposes commencing in the first quarter of 2002. Also effective January 1, 2002, we adopted a new United States standard in respect of accounting for the impairment or disposal of long-lived assets for United States reporting purposes. The adoption of these standards had no significant impact on our results of operations or financial condition.

        Effective July 1, 2002, we adopted, for United States reporting purposes, a new standard that amended existing authoritative pronouncements relating to the accounting for the extinguishment of debt. The adoption of the new standard did not have a significant impact on our results of operations or financial condition.

        Effective December 31, 2002, we adopted, for United States reporting purposes, a new interpretation that clarifies the requirements for disclosure of certain types of guarantees. The interpretation also requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. The adoption of this interpretation did not have a significant impact on our results of operations or financial condition.

        Effective December 31, 2002, we adopted, for United States reporting purposes, a new interpretation that addresses the consolidation of variable interest entities and provides guidance with respect to the disclosure of such entities. There was no significant impact on our results of operations or financial condition as a result of the adoption of this interpretation.

Accounting Changes in 2003

        We will adopt, for United States reporting purposes commencing in the first quarter of 2003, a new standard relating to the accounting for costs associated with the exit from or disposal of a business. This standard requires that a liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred provided that such fair value can be reasonably estimated. An exception applies for certain one-time termination benefits that are incurred over time. The adoption of the new standard will not have a significant impact on our results of operations or financial condition.

        In addition, we will be adopting a new United States standard in respect of accounting for asset retirement obligations for United States reporting purposes commencing in the first quarter of 2003. This standard requires that a liability for retirement obligations be recognized when incurred and recorded at fair value. The effect of adopting this standard is described in Note 22 to the Consolidated Financial Statements.

        In the first quarter of 2003, for Canadian and United States reporting purposes, we will change the accounting for stock-based compensation from the intrinsic value method to one that recognizes in earnings the cost of stock-based compensation based on the estimated fair value of new stock options granted to employees in 2003 and in future years. The effect of this change in accounting policy is described in Note 17 to the Consolidated Financial Statements.

        In the first quarter of 2003, we will adopt a new accounting standard of the CICA in respect of the impairment or disposal of long-lived assets, which substantially conforms to United States GAAP. The adoption of the new standard will not have a significant impact on our results of operations or financial condition.

Accounting Changes in 2004

        We will be adopting new accounting guidelines issued by the CICA in respect of hedging relationships for Canadian reporting purposes. The new guidelines will be applied commencing with hedging relationships outstanding on January 1, 2004. We do not anticipate that the new guidelines will have a material effect on our results of operations and financial condition.

Other Information

        Reference is made to “Investor Information” for certain information on governmental and other policies and factors affecting our operations and investments by non-Canadians in our securities. Reference is also made to “Quarterly Financial Information” for our quarterly net sales, net earnings and earnings per share data for 2002 and 2001.

Outlook

        We continue to pursue our goal of being the world’s most profitable nickel producer through our three-part strategy of maintaining strong low-cost operations focused on high-margin production, pursuing profitable growth, and enhancing our strong global marketing position, including the development and sale of value-added products.

        Our two major development projects, Goro and Voisey’s Bay, are currently expected to have a significant effect on our results of operations and financial condition.

      Goro Project

        In 2002, we made progress on the commercial development of our Goro project in New Caledonia. The project is expected to consist of a fully integrated mining and processing facility with a planned annual capacity of approximately 55,000 tonnes of nickel and 4,500 tonnes of cobalt. The operation is expected to supply stainless steel customers in South Korea, Taiwan and eventually China. The Goro property has an extensive laterite resource base, including an initial mining zone with proven and probable mineral reserves of 57 million tonnes which has been outlined as an initial source of feed for a commercial plant. This ore reserve base can be mined using low-cost open pit methods, which, when combined with our proprietary pressure-acid leaching and solvent extraction (PAL-SX) technology, gives the project the potential to have one of the lowest cash costs of nickel production in the world. The New Caledonian authorities enacted a fiscal regime in 2001 which provides a 15-year tax holiday plus an additional five years at tax rates that are 50 per cent of the prevailing tax rates for metallurgical companies. In addition, as discussed below we received a commitment of $350 million covering financing of qualifying Goro project expenditures under a program sponsored by the French government to provide financial support for investments in French Overseas Territories such as New Caledonia. In 1999, we completed the construction of an integrated pilot plant in New Caledonia capable of processing 12 tonnes of ore per day to continue with the development of the PAL-SX technology required for commercialization. The pilot plant operated successfully for over two years, both in further proving the PAL-SX technology and in training the core workforce for a future commercial plant.

        We undertook an update process in September 2002 covering a number of key aspects of the project, including the project’s capital cost estimate and schedule. As noted above under “Goro Project Suspension Costs”, on December 5, 2002 we announced a plan to undertake a comprehensive review of all key aspects of the Goro project after the principal firms providing project engineering, procurement and construction management services had submitted information which, if confirmed, would indicate an increase in the capital cost estimate for the project in the range of 30 to 45 per cent above the then current capital cost estimate of $1,450 million. The objective of this review is to assess all information on the project, including the various cost estimates and trends, and determine what changes in the capital cost estimate and the project can be made to maintain the project’s economic feasibility. The review of the capital cost estimate will cover what downward adjustments can be made in such estimate through scope or design changes, modifications to construction and related plans and civil and other contractual arrangements, and alternative project execution strategies. Since that announcement, we have been evaluating what onsite and offsite work should be curtailed or stopped and what work should be continued while this review is ongoing. Based upon this ongoing evaluation, we have also been reviewing various contractual and other arrangements covering construction and other work relating to the Goro project and implementing certain actions to suspend or terminate certain of those contractual arrangements. These actions, as noted under “Goro Project Suspension Costs” above, resulted in an after-tax charge of $26 million recorded in the fourth quarter of 2002.

        As of December 31, 2002, we had spent approximately $385 million on the Goro project since July 1, 2001 when this project was formally launched. This amount excludes a current estimate of approximately $260 million that would still have to be spent for equipment, services and other requirements under existing contracts and commitments, and accruals of approximately $120 million relating to such requirements as of year-end 2002, most of which is expected to have value for the project.

        The project review process is still in its preliminary stages given its planned scope. We do not currently expect to be in a position to report on the results of this review, including an updated capital cost estimate for the project and the additional effect, if any, that this review could have on our financial results, until at least the end of the second quarter or early in the third quarter of 2003. We have been working with various parties to assist us in the review process. While the key objective of this comprehensive review is to implement such actions and steps, if required, to have a project that will meet an acceptable rate of return on the investment to be made in this project, if, upon completion of the review, we were to conclude that the Goro project could not be restructured to meet our rate of return on investment requirements, we would likely write off all or a substantial portion of the carrying value of the Goro project and we would also lose the expected future production from Goro. Such a result would have a materially adverse effect on our business, results of operations, liquidity and financial condition.

        We have continued our discussions with the Japanese consortium to be led by Sumitomo Metal Mining Co., Ltd. concerning their continuing interest in acquiring a 25 per cent interest in the Goro project. We have applied for the deferral of $350 million in financing under the French government’s Paul Act program that this government was prepared to provide to the Goro project in 2002 and we have continued to work with the New Caledonian and French governments on the permitting and certain other requirements relating to the project.

      Voisey’s Bay Project

        We made significant progress during 2002 in the implementation of agreements with stakeholders for the commercial development of the Voisey’s Bay nickel-copper-cobalt deposits in Labrador. In early October 2002, we entered into definitive agreements with the Province of Newfoundland and Labrador, intended to implement the terms of a non-binding statement of principles entered into in June 2002, covering the commercial development of the Voisey’s Bay deposits. The Voisey’s Bay ore deposits include 30 million tonnes of estimated proven and probable mineral reserves in the Ovoid deposit, which can be mined using open pit mining methods. These proven and probable mineral reserves have an estimated average grade of 2.85 per cent nickel, 1.68 per cent copper and 0.14 per cent cobalt.

        Consistent with the terms and conditions of the non-binding statement of principles, the definitive agreements entered into in October 2002 set forth the development of a mine and concentrator processing plant at Voisey’s Bay, a research and development program focusing on hydrometallurgical processing technology, including a demonstration plant at Argentia, Newfoundland, an industrial and employment benefits program for the Voisey’s Bay project, a timetable for the start and completion of the principal stages of the project, and other key parts and requirements covering the overall development of the Voisey’s Bay project. Under the terms of the definitive agreements, certain provisions became effective when these agreements were executed. The next steps to be met by the end of the first quarter of 2003 for these agreements to become effective overall include completing a bankable feasibility study for the first phase of the project, the mine and concentrator and related facilities, and the securing of acceptable financing arrangements for the project. It is currently expected that the bankable feasibility study, to be completed by the end of March 2003, will provide an update on the prefeasibility capital cost estimate for this phase of the project. Certain of the other previously identified conditions to be met before the Voisey’s Bay project could proceed, including the execution of Impacts and Benefits Agreements with the Labrador Inuit Association and Innu Nation, were met in 2002.

        We began infrastructure, site development and other work in July 2002 as part of our initial investment in the Province with respect to this project of approximately $35 million over the July 2002-March 2003 period. Our current prefeasibility study estimate, subject to completion of the bankable feasibility study, for the first phase of the development of Voisey’s Bay involves capital expenditures of approximately $680 million. We currently expect initial concentrate production from this first phase in 2006 for shipment to the Ontario and Manitoba operations while the hydrometallurgical process is tested in the planned demonstration plant. Assuming technical and economic feasibility, a commercial hydrometallurgical processing plant will be built as part of phase two of the project between 2009 and 2011. In the unlikely event that the hydrometallurgical process proves not to be technically and/or economically feasible, a conventional refinery will be built to produce a finished nickel product. It is currently expected that the Voisey’s Bay hydrometallurgical plant will produce approximately 50,000 tonnes of nickel, 2,300 tonnes of cobalt, up to 7,000 tonnes of copper intermediates, and 32,000 tonnes of copper concentrate annually. A total investment, based upon prefeasibility study analysis, of approximately $1,900 million is currently estimated over the 30-year life of the project, including for sustaining capital. The focus of the Voisey’s Bay project for 2003 will include development of a capital cost estimate that will provide an acceptable rate of return on investment, a clear project development plan, and having a first-class project development team in place.

        A number of risks and uncertainties are associated with the commercial development of the Goro and Voisey’s Bay projects, including political, regulatory, design, construction, operating and financing risks, as discussed under “Risks and Uncertainties-Other Risks and Uncertainties” above.

      Existing Operations

        As we move towards the realization of our growth plans, we will continue to seek to maximize the contribution to the financial results of our existing operations. We experienced in the fourth quarter of 2002 upward pressures on certain costs. The sources of such pressures included (i) increased pension and energy costs and (ii) higher costs in the Manitoba operations where we have been seeking to address lower ore grades and lower mine production, more complex mining zones and certain technology issues associated with the blending of ores with relatively high MgO levels. Lower price realizations for our platinum-group metals products as current hedges covering such realizations entered into in 2001 and 2002 expire and increased expenses associated with the Voisey’s Bay and Goro projects which are not being capitalized also adversely affected costs. In addition, we do not expect to maintain for at least the first nine months of 2003 the level of production of platinum-group metals achieved in 2002, thus limiting by-product credits in 2003 that offset some of these cost increases.

        At PT Inco, we currently expect costs to increase due to higher energy, employment, supplies and services expenses. Consumption of fuel oil at PT Inco is expected to increase in 2003 in order to meet its goal of producing an additional 4,000 tonnes of nickel in matte. Supplies and services are also projected to increase due to higher equipment hours to haul ore and overburden over greater distances. Higher labour costs from the recently negotiated two-year agreement are also expected to contribute to increased costs. We shall be seeking ways to mitigate the impact of these cost increases through cost reduction initiatives and maximizing lower cost hydroelectric power usage while minimizing fuel oil consumption.

        Our goal is to strengthen the performance of our operations and deal effectively with the short-term cost challenges we are currently facing, as well as enhance the efficiency and productivity of our business. Despite the cost increases in our existing operations in areas such as pensions, energy and the impact of lower production of and realized prices for platinum-group metals, productivity and safety continue to improve. Productivity improvements are helping to offset some of the cost challenges. In 2003, our productivity efforts are expected to include improving nickel and copper separation at the matte processing plant at the Ontario operations to enhance this process from 89 per cent in 2002 to 92 per cent in 2003. This improved separation is projected to eliminate significant recycles from downstream processes and allow us to reduce in-process inventory of platinum-group metals. Improved nickel recoveries resulting from design changes at the Clarabelle Mill at the Ontario operations are expected to continue in 2003. Collaborative efforts at our refinery tankhouse at the Manitoba operations improved the recovery of higher margin plating grade cathode from 85 per cent to over 94 per cent in 2002 and we believe this improvement can be sustained.

      2003 Planned Capital Expenditures, Production and Nickel Unit Cash Cost of Sales

        Our 2003 capital expenditures are currently expected to total $680 million, including, as discussed under “Cash Flows, Liquidity and Capital Resources” above, approximately $185 million for the Voisey’s Bay project, approximately $260 million for the Goro project and approximately $235 million in sustaining capital expenditures for existing operations, of which about $40 million will be required for environmental measures and new mine development in Canada. Depreciation expense is projected to be $273 million in 2003.

        Our 2003 nickel production is currently expected to be approximately 213,000 tonnes, up two per cent from 209,728 tonnes in 2002. We expect purchased intermediates to increase by over 35 per cent from 2002 levels to approximately 24,000 tonnes in 2003, representing 11 per cent of planned 2003 finished nickel production, up from 17,000 tonnes in 2002. We use purchased intermediates to increase the processing capacity utilization of our Ontario and Manitoba operations and, as discussed under “Risks and Uncertainties-Other Risks and Uncertainties” above, to maintain nickel production at the Manitoba operations at or near its 45,000 tonne annual level. While such use is profitable, it does increase our costs, particularly at higher nickel prices since the cost of purchased intermediates is based on prevailing LME prices. Copper production is currently expected to be approximately 113,000 tonnes in 2003, up slightly from 111,787 tonnes in 2002. Total production of platinum-group metals is expected to decline to 355,000 troy ounces in 2003 as the Copper Cliff North 138 orebody at the Ontario operations nears depletion.

        Our nickel unit cash cost of sales after by-product credits for 2003 is currently projected to be in the range of $3,638 to $3,749 per tonne ($1.65 to $1.70 per pound). The increase in such costs over 2002 reflects anticipated lower by-product credits, principally due to lower production of and realized prices for platinum-group metals, increased pension expense, lower ore grades in the Ontario and Manitoba operations and higher energy costs, resulting from increased consumption of and prices paid for fuel oil to enable higher production at PT Inco and higher costs for natural gas at the Ontario operations.

        Our policy continues to be that we do not publicly forecast where nickel and other metals prices will be given the historic volatility in these prices and the level of economic uncertainty that currently exists in at least some of our key geographic markets. The premium we expect to realize over the LME cash nickel price for 2003 is in the range of $265 to $397 per tonne (12 to 18 cents per pound).

      Nickel Market Conditions

        Stainless steel demand has grown by almost six per cent annually for more than 50 years, including the past decade, and we have seen no signs that such growth will be slowing down during at least the next few years. The stainless steel industry, the principal end-use market for nickel, has been making significant investments to increase capacity and stainless steel demand growth and production is currently expected to be strong over at least the next few years supported by the continued expected strong demand in China. The combination of China’s stainless steel demand growth and nickel demand growth in 2002 accounted for more than two-thirds of the overall increase in Western World-plus-China nickel demand for 2002.

        With most nickel producers operating at or near capacity in 2002 and taking into account that there currently exists limited shutdown capacity available to be restarted, and with the latest round of current expansions to existing production capacity coming to an end, we currently estimate that there will be a limited amount of additional nickel supply prior to 2006 to meet any expected growth in demand.

        Nickel demand in 2003 is currently anticipated to be relatively strong for several reasons. First, more than three million tonnes of stainless steel capacity has been, or will be, commissioned in 2002 and 2003, with about 1.5 million tonnes of additional production expected from this new capacity in 2003. Second, Chinese nickel demand has continued to grow during the last two years, even when Western World economic growth was essentially flat or declining. Third, reported nickel inventories, both producer and LME, are at very low levels relative to prior nickel cycles. Inventory levels at December 31, 2002 represented approximately 4.7 weeks of demand, which is considered very low. Fourth, the availability of nickel-containing stainless steel scrap, as an alternative source of nickel for the stainless steel industry, is currently expected to be tighter in 2003 than in 2002 due to continued low levels of such scrap from Russia, continued growth in consumption of such scrap by Chinese mini-mills, and the current projected increase in stainless steel production.